Exhibit F-2

TWO PENN PLAZA EAST
NEWARK, NEW JERSEY 07105
(973) 491-9500
FAX (973) 491-9692
TWO PENN PLAZA, SUITE 1500
NEW YORK, NEW YORK 10048
(212) 292-5100
Please Reply to: Newark

March 24, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re:    National Fuel Gas Company
                Form U-1 Declaration (File No. 70-10273)

Ladies and Gentlemen:

        This opinion relates to the Declaration, filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2004, as amended (as amended, the “Declaration”), by National Fuel Gas Company (“National”), under the Public Utility Holding Company Act of 1935, as amended.

        This Declaration sought authorization for the following transactions (the “Transactions”):

    (a)        The amendment of Article EIGHTH of National’s Restated Certificate of Incorporation, as amended (“Certificate”), to conform the shareholder voting requirements thereof to applicable New Jersey law, as more particularly described in the Declaration (the “Charter Amendment”); and

    (b)        The solicitation of proxies from the shareholders of National with respect to the Charter Amendment, for use at the annual meeting of National shareholders on February 17, 2005.

        Based upon our examination of the Declaration, the February 16, 2005 order of the Commission (the “Commission Order”) with respect thereto, and such other documents and certificates of public officials and National officers as we have deemed appropriate for purposes hereof, we are of the opinion that:

    1.        National is a corporation duly incorporated and validly existing under the laws of the State of New Jersey.

    2.        The Transactions were duly authorized and approved by the Board of Directors of National and duly adopted by the shareholders of National at the February 17, 2005 annual meeting of shareholders; and a certificate of amendment, reflecting the Charter Amendment, was duly filed with the Treasurer of the State of New Jersey on March 14, 2005.

    3.        The Transactions have been consummated in accordance with (i) the Declaration and (ii) the Commission Order.

Securities & Exchange Commission
March 24 2005

    4.        All laws of the State of New Jersey applicable to the Transactions have been complied with.

    5.        The Certificate has been legally and validly amended, and the holders of National’s capital stock are entitled to the rights and privileges appertaining thereto, as set forth in the Certificate, as amended by the Charter Amendment.

    6.        The consummation of the Transactions has not violated the legal rights of the holders of any securities issued by National.

        A copy of this opinion is being delivered to James P. Baetzhold, Esq., counsel for National, who, in rendering his opinion of even date herewith to the Securities and Exchange Commission, is hereby authorized to rely upon the opinions expressed herein to the same extent as if this opinion had also been addressed directly to him.

        We hereby consent to the use of this opinion as an exhibit to National’s Certificate pursuant to Rule 24.

Very truly yours, /s/ Stryker, Tams & Dill LLP STRYKER, TAMS & DILL LLP

cc:    James P. Baetzhold, Esq.